EXHIBIT 99.1

                        NORTH EAST INSURANCE COMPANY
                                P.O. Box 1418
                        Scarborough, Maine 04070-1418
           Tel - 207/883-2232   Fax - 207/883-1564   www.neins.com

For Immediate Release

Contact:    Robert G. Schatz
            President/Chief Executive Officer


                        NORTH EAST INSURANCE COMPANY
                           EXTENDS RIGHTS OFFERING

SCARBOROUGH, MAINE, December 29, 1998 -- NORTH EAST INSURANCE COMPANY (NASDAQ Symbol: NEIC) today announced that it has further extended its rights offering. The offering is now scheduled to expire at 5:00 p.m. Eastern time on Tuesday, January 12, 1999.

As announced last week, North East has received a revised offer to acquire the company, through an exchange of shares at a specified ratio. The offer, made by Motor Club of America (Nasdaq: MOTR) ("MCA"), is non-binding and is subject to numerous conditions including termination of North East's pending rights offering.

"Our Board is in the process of evaluating MCA's offer," said Robert G. Schatz, President of North East. "In the meantime, we have decided to extend the rights offering for another two weeks."

Under the pending rights offering, shareholders who owned NEIC common stock on November 9, 1998 may subscribe for additional shares at $2.25 per share.

North East Insurance Company is a property and casualty insurer located in Scarborough, Maine. Its common stock has been publicly traded since 1981.